                                                                     Exhibit 2.2
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                                    FORM OF
                            SUBSCRIPTION AGREEMENT

     This Subscription Agreement (the "Agreement"), dated as of __________ __,
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1997, is entered into by and between Patriot American Hospitality Partnership, L.P., a Virginia limited partnership ("Patriot OP") and Bay Meadows Operating
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Company, a Delaware corporation ("BMOC").
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                             W I T N E S S E T H:
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     WHEREAS, the shares of common stock, par value $.01 per share, of BMOC ("BMOC Stock") and the shares of common stock, par value $.01 per share ("Cal
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Jockey Stock"), of California Jockey Club ("Cal Jockey") are paired and trade as
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a single unit on the American Stock Exchange in accordance with that certain Pairing Agreement, dated as of February 17, 1983, as amended, between Cal Jockey and BMOC (the "Pairing Agreement"); and
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     WHEREAS, Patriot American Hospitality, Inc. ("Patriot"), BMOC and Cal
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Jockey have entered into an Agreement and Plan of Merger dated as of February 24, 1997 (the "Merger Agreement") pursuant to which Patriot will merge with and
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into Cal Jockey (the "Merger") and Patriot's stockholders will be entitled to
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receive shares of Cal Jockey Stock pursuant to the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Merger Agreement; and

     WHEREAS, to maintain the paired-share structure of Cal Jockey and BMOC and to comply with the Pairing Agreement, Patriot OP wishes to subscribe for, and BMOC wishes to issue an aggregate number of whole shares of BMOC Stock (the "Subscribed Shares") that will be equal to, and paired with, the number of whole
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shares of Cal Jockey Stock to be issued to the Patriot stockholders pursuant to the Merger upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, to effect a distribution-in-kind to certain partners of Patriot OP which are wholly-owned subsidiaries of Patriot, Patriot OP and Patriot desire to have BMOC issue the Subscribed Shares directly to the stockholders of Patriot.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

     1.   Subscription of Shares.
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          (a) Subject to the satisfaction or waiver of the conditions set forth in Article 11 of the Merger Agreement, Patriot OP hereby agrees to subscribe for the Subscribed Shares and to pay to BMOC, immediately prior to the consummation of the Merger, the aggregate

Purchase Price (as defined below) for the Subscribed Shares. Subject to the satisfaction or waiver of the conditions set forth in Article 11 of the Merger Agreement, BMOC hereby agrees to accept Patriot OP's subscription and to issue the Subscribed Shares to the designees of Patriot OP or any subsequent designees thereof (the "Designees") in accordance with Section 2 below, provided that
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upon such issuance of Subscribed Shares to any Designee there is a simultaneous issuance of an equivalent number of shares of Cal Jockey Stock to such Designee in compliance with the provisions of the Pairing Agreement. The purchase price per Subscribed Share (the "Purchase Price") shall be equal to the product of (x)
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the greater of $33.00 and the "fair market value" (as defined below) of a Paired Share, multiplied by (y) the relative value of a share of BMOC stock as compared to a share of Cal Jockey Stock (which relative value shall be determined in accordance with the third sentence of Section 2.1(a) of the Merger Agreement). For purposes of this Agreement, the term "fair market value" shall mean the
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average closing price of the Paired Shares of Cal Jockey Stock and BMOC Stock on the American Stock Exchange on the four (4) trading days immediately preceding the Closing Date the Merger.

          (b) The parties hereto acknowledge and agree that the Subscribed Shares will be issued directly to the stockholders of Patriot in connection with the Merger and will be paired with the Cal Jockey Stock issued in the Merger and neither Patriot OP nor Patriot will at any time become a stockholder of BMOC.

     2.   Payment and Issuance of Subscribed Shares.
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          (a) Subject to the terms and conditions of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article 11 of the Merger Agreement, Patriot OP shall immediately prior to the consummation of the Merger cause to be paid to BMOC the aggregate Purchase Price for the Subscribed Shares by check or wire transfer in immediately available funds. Simultaneously with the payment of the aggregate Purchase Price, the Designees shall be identified as the recipients of the Subscribed Shares.

          (b) Immediately following payment of the aggregate Purchase Price and the identification of the Designees pursuant to clause (a) above, BMOC shall cause the Subscribed Shares to be deposited with the Exchange Agent pursuant to and in accordance with Section 5.3(a) of the Merger Agreement for issuance in accordance with Article 5 of the Merger Agreement.

          (c) No fractional Subscribed Shares will be issued to any Designee hereunder and in lieu thereof payment (if any) will be made pursuant to and in accordance with Section 5.3(e) of the Merger Agreement.

     3.   Authorization and Reservation.  BMOC shall take all actions necessary
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to authorize and reserve for issuance the Subscribed Shares pursuant to this Agreement.

     4.   Registration of Subscribed Shares.  BMOC shall cause the Subscribed
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Shares to be registered with the SEC in accordance with the provisions of
Section 6.1 of the Merger Agreement.

     5.   Representations and Warranties of BMOC.  BMOC hereby represents and
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warrants to Patriot OP as follows:

          (a) BMOC has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by BMOC, assuming approval of the Merger and the Transactions by the stockholders of Bay Meadows, and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of BMOC are necessary to authorize this Agreement or to consummate the transactions hereunder. Assuming approval of the Merger and the Transactions by the stockholders of Bay Meadows, this Agreement has been duly and validly executed and delivered by BMOC and, assuming the due authorization, execution and delivery thereof by Patriot OP, constitutes the legal, valid and binding obligation of BMOC, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

          (b) The Subscribed Shares, when issued, sold and delivered in accordance with this Agreement, will be validly issued, outstanding, fully paid and nonassessable, and free and clear of any and all liens, pledges, encumbrances, charges or claims created by BMOC, and not subject to preemptive or any other similar rights created by BMOC in the stockholders of BMOC, Cal Jockey or others.

          (c) The execution and delivery of this Agreement by BMOC does not, and the performance of its obligations hereunder and the consummation of the subscription by it will not, (A) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of BMOC or any of its subsidiaries, (B) subject to the making of the filings and obtaining the approvals identified herein or in the Merger Agreement, conflict with or violate any Laws applicable to BMOC or any of its subsidiaries or by which any property or asset of BMOC or any of its subsidiaries is bound or affected, or (C) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner materially adverse to BMOC or its subsidiaries of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of BMOC or any subsidiary pursuant to, any Contract to which BMOC or any subsidiary is a party or by which BMOC or any subsidiary or any property or asset of BMOC or any subsidiary is bound or affected, except, in the case of clauses (B) and (C) for any such conflicts or violations which would not prevent or delay in any material respect consummation of the Transactions, or otherwise, individually or in the aggregate, prevent BMOC from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a BMOC Material Adverse Effect.

          (d) The execution and delivery of this Agreement by BMOC does not, and the performance of its obligations hereunder and the consummation of the subscription by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except
(A) for applicable requirements of (1) the Exchange Act, the Securities Act, and Blue Sky Laws and (2) the HSR Act, (B) for any consents related to the transfer of liquor licenses or any consents required by the appropriate California gaming and entertainment authorities, and (C) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect consummation of the subscription, or otherwise prevent BMOC from performing its obligations hereunder in any material respect, and would not, individually or in the aggregate, have a BMOC Material Adverse Effect.

     6.   Representations and Warranties of Patriot OP.  Patriot OP hereby
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represents and warrants to BMOC as follows:

          (a) Patriot OP has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Patriot OP and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary action and no other proceedings on the part of Patriot OP are necessary to authorize this Agreement or to consummate the transactions hereunder. This Agreement has been duly and validly executed and delivered by Patriot OP and, assuming the due authorization, execution and delivery thereof by BMOC, constitutes the legal, valid and binding obligation of Patriot OP, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

          (b) The execution and delivery by Patriot OP of this Agreement does not, and the consummation by Patriot OP of the transactions contemplated hereby will not, violate any provision of, or result in a breach, default or acceleration of any obligation under any contract, agreement or other instrument to which Patriot OP is a party or by which Patriot OP is bound.

     7.   Termination.  This Agreement shall terminate effective upon
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termination of the Merger Agreement pursuant to Section 12.1 thereof.

     8.   Governing Law.  This Agreement shall be governed by and construed in
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accordance with the laws of the State of Delaware.

     9    Assignment; Binding Effect; Benefit.  This Agreement shall be binding
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upon and inure to the benefit of the parties hereto and their respective successors. This Agreement may not be assigned by either party without prior written consent of the other party; provided, however, that Patriot OP may
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assign its rights and obligations hereunder to an affiliate of Patriot OP, provided that (i) such affiliate agrees to be bound hereby, (ii) Patriot OP remains liable hereunder, and (iii) such assignment does not adversely effect the Transactions from the perspective of the other parties.

     10.  Severability.  Any term or provision of this Agreement which is
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invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.  Counterparts.  This Agreement may be executed in any number of
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counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.


                                 [END OF TEXT]

      IN WITNESS WHEREOF the parties hereto have executed this Subscription Agreement as of the date first set forth above.


                                 BAY MEADOWS OPERATING COMPANY



                                 By:___________________________________
                                 Name:
                                 Title:


                                 PATRIOT AMERICAN HOSPITALITY
                                 PARTNERSHIP, L.P.
                                 By:  PAH GP, Inc., its general partner


                                 By:___________________________________
                                 Name:
                                 Title: